UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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FORM 8-K
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CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 18, 2013

KBS REAL ESTATE INVESTMENT TRUST II, INC.
(Exact Name of Registrant as Specified in Its Charter)
______________________________________________________

Maryland	000-53649	26-0658752
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

620 Newport Center Drive, Suite 1300
Newport Beach, California 92660
(Address of principal executive offices)

Registrant’s telephone number, including area code: (949) 417-6500

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01 REGULATION FD DISCLOSURE
Information for KBS Real Estate Investment Trust II, Inc.’s (the “Company”) stockholders regarding its estimated value per share and other portfolio information is attached as Exhibit 99.3 to this Current Report on Form 8-K.
The information in this Item 7.01 of Form 8-K and the attached Exhibit 99.3 are furnished to the Securities and Exchange Commission (“SEC”), and shall not be deemed to be “filed” with the SEC for any purpose, including for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section and shall not be deemed to be incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act regardless of any general incorporation language in such filing.
ITEM 8.01 OTHER EVENTS
Estimated Value Per Share
On December 18, 2013, the Company’s board of directors approved an estimated value per share of the Company’s common stock of $10.29 based on the estimated value of the Company’s assets less the estimated value of the Company’s liabilities, or net asset value, divided by the number of shares outstanding, as of September 30, 2013 with the exception of the Company’s real estate properties which were appraised as of November 30, 2013. There have been no material changes between (i) September 30, 2013 with respect to the Company’s non-real estate property assets and the Company’s liabilities and November 30, 2013 with respect to the Company’s real estate properties and (ii) the date of this filing to the net values of the Company’s assets and liabilities that impacted the overall estimated value per share. The Company is providing this estimated value per share to assist broker-dealers that participated in the Company’s initial public offering in meeting their customer account statement reporting obligations under National Association of Securities Dealers Conduct Rule 2340 as required by the Financial Industry Regulatory Authority (“FINRA”). This valuation was performed in accordance with the provisions of and also to comply with Practice Guideline 2013–01, Valuations of Publicly Registered Non-Listed REITs, issued by the Investment Program Association (“IPA”) in April 2013.
The Company’s conflicts committee, composed of all of the Company’s independent directors, is responsible for the oversight of the valuation process, including the review and approval of the valuation process and methodology used to determine the Company’s estimated value per share, the consistency of the valuation and appraisal methodologies with real estate industry standards and practices and the reasonableness of the assumptions used in the valuations and appraisals. The estimated value per share was based upon the recommendation and valuation prepared by KBS Capital Advisors LLC (the “Advisor”), the Company’s external advisor. The Advisor’s recommendation was based on appraisals with respect to 26 of the Company’s real estate properties and a leasehold interest in an industrial property performed by CBRE, Inc. (“CBRE”), an appraisal of one real estate property performed by Duff & Phelps, LLC (“Duff & Phelps”) and valuations performed by the Advisor with respect to the Company’s real estate-related investments, cash, other assets, mortgage debt and other liabilities. CBRE and Duff & Phelps, each an independent third-party valuation firm, also prepared appraisal reports, summarizing key inputs and assumptions, for each of the real estate properties it appraised. The methodologies and assumptions used to determine the estimated value of the Company’s assets and liabilities are described further below.
The Advisor used the appraised values of the Company’s real estate properties, together with the Advisor’s estimated value of each of the Company’s other assets and liabilities, to calculate and recommend an estimated value per share of the Company’s common stock. Upon the conflicts committee’s receipt and review of the Advisor’s valuation report, including the Advisor’s summary of the appraisal reports prepared by CBRE and Duff & Phelps and the Advisor’s estimated value of each of the Company’s other assets and the Company’s liabilities, and in light of other factors considered by the conflicts committee and the conflicts committee’s own extensive knowledge of the Company’s assets and liabilities, the conflicts committee concluded that the estimated value per share proposed by the Advisor was reasonable and recommended to the board of directors that it adopt $10.29 as the estimated value per share of the Company’s common stock. At the special meeting of the board of directors, the board of directors unanimously agreed to accept the recommendation of the conflicts committee and approved $10.29 as the estimated value of the Company’s common stock, which determination is ultimately and solely the responsibility of the board of directors.

The table below sets forth the calculation of the Company’s estimated value per share as of December 18, 2013, as well as the calculation of the Company’s prior estimated value per share as of December 18, 2012:

	December 18, 2013 Estimated Value per Share	December 18, 2012 Estimated Value per Share (4)	Change in Estimated Value per Share
Real estate properties (1)	$16.59	$15.33	$1.26
Real estate-related investments (2)	2.02	2.07	(0.05)
Cash	0.27	0.27	—
Other assets	0.06	0.04	0.02
Mortgage debt (3)	(8.25)	(7.07)	(1.18)
Other liabilities	(0.40)	(0.35)	(0.05)
Estimated value per share	$10.29	$10.29	$—
Estimated enterprise value premium	None assumed	None assumed	None assumed
Total estimated value per share	$10.29	$10.29	$—
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(1) The increase in the estimated value of real estate properties was primarily due to the acquisition of a real estate property.
(2) The decrease in the estimated value of real estate-related investments is primarily due to the fact that the Company’s real estate loans receivable are one year closer to maturity, resulting in the loan values decreasing towards the face values of the loans, as the loans are currently valued above their face values as a result of the contractual yields being greater than the current estimated market yields on similar loans. The decrease is also due to a slight increase in market interest rates assumed in valuing the real estate loans receivable compared to the prior year.
(3) The increase in mortgage debt was primarily due to additional borrowings related to real estate properties.
(4) The December 18, 2012 estimated value per share was based upon the recommendation and valuation of the Advisor. The Company engaged Duff & Phelps to review the assumptions and methodologies applied by the Advisor in the Advisor’s real estate valuation in accordance with a set of limited procedures. For more information relating to the December 18, 2012 estimated value per share and the assumptions and methodologies applied by the Advisor, see the Company’s Current Report on Form 8-K filed with the SEC on December 19, 2012.
Although there was no change to the Company’s estimated value per share from the previous estimate, below is a summary of changes within each asset and liability group.  The changes are not equal to the change in values of each asset and liability group presented in the table above due to new investments, loan payments and payoffs, refinancings and other factors, which caused the value of certain asset or liability groups to change with no impact to the Company’s fair value of equity or the overall estimated value per share.

	Change in Estimated Value (in thousands)	Change in Estimated Value per Share
Change in value due to a special distribution declared on January 16, 2013	$(10,350)	$(0.05)
Change in value due to operating cash flows in excess of monthly distributions declared	13,306	0.07
Real estate	47,902	0.25
Capital expenditures on real estate	(38,025)	(0.20)
Real estate loans receivable	(7,539)	(0.04)	(1)
Notes payable	1,041	0.01
Share price discount on dividend reinvestment plan shares, net of redemptions	(3,234)	(0.02)	(2)
Other changes, net	(3,088)	(0.02)	(3)
	$13	$—
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(1) The decrease in real estate loans receivable is primarily due to the fact that the loans are one year closer to maturity, resulting in the loan values decreasing towards the face values of the loans, as the loans are currently valued above their face values as a result of the contractual yields being greater than the current estimated market yields on similar loans. The decrease is also due to a slight increase in market interest rates assumed in valuing the real estate loans receivable compared to the prior year.
(2) Shares sold under the Company’s dividend reinvestment plan are sold at a price equal to 95% of the most recent estimated value per share. Additionally, shares were redeemed at an average price that is slightly lower than $10.29 in accordance with the Company’s share redemption program. In general, shares sold under the Company’s dividend reinvestment plan would result in a decrease to the estimated value per share and shares redeemed pursuant to the share redemption program at a price less than the estimated value per share would result in an increase to the estimated value per share. The activities related to the dividend reinvestment plan and the share redemption program resulted in a net decrease of $0.02 to the estimated value per share.
(3) “Other changes, net” consists of various unrelated insignificant items.
FINRA rules provide no guidance on the methodology an issuer must use to determine its estimated value per share. As with any valuation methodology, the methodologies used are based upon a number of estimates and assumptions that may not be accurate or complete. Different parties with different assumptions and estimates could derive a different estimated value per share, and these differences could be significant. The estimated value per share is not audited and does not represent the fair value of the Company’s assets less its liabilities according to U.S. generally accepted accounting principles (“GAAP”), nor does it represent a liquidation value of the Company’s assets and liabilities or the amount the Company’s shares of common stock would trade at on a national securities exchange. The estimated value per share does not reflect a discount for the fact that the Company is externally managed, nor does it reflect a real estate portfolio premium/discount versus the sum of the individual property values. The estimated value per share also does not take into account estimated disposition costs and fees for real estate properties that are not held for sale, debt prepayment penalties that could apply upon the prepayment of certain of the Company’s debt obligations or the impact of restrictions on the assumption of debt. As of December 18, 2013, the Company had no potentially dilutive securities outstanding that would impact the estimated value per share of the Company’s common stock.

Methodology
The Company’s goal in calculating an estimated value per share is to arrive at a value that is reasonable and supportable using what the Company and the Advisor deem to be appropriate valuation methodologies and assumptions and a process that is in compliance with the valuation guidelines established by the IPA. The following is a summary of the valuation and appraisal methodologies used to value the Company’s assets and liabilities:
Real Estate
Independent Valuation Firm
CBRE(1) was selected by the Advisor and approved by the Company’s conflicts committee and board of directors to appraise 26 of the Company’s real estate properties and a leasehold interest in one industrial property. Duff & Phelps(2) was selected by the Advisor and approved by the Company’s conflicts committee and board of directors to appraise one of the Company’s real estate properties in the state of New Jersey as CBRE was engaged as the leasing agent for this property and was not able to provide an appraisal in accordance with New Jersey state laws. CBRE and Duff & Phelps are engaged in the business of appraising commercial real estate properties and are not affiliated with the Company or the Advisor. The compensation the Company pays to CBRE and Duff & Phelps is based on the scope of work and not on the appraised values of the Company’s real estate properties.  The appraisals were performed in accordance with the Code of Ethics and the Uniform Standards of Professional Appraisal Practice, or USPAP, the real estate appraisal industry standards created by The Appraisal Foundation, as well as the requirements of the state where each real property is located.  Each appraisal was reviewed, approved and signed by an individual with the professional designation of MAI (Member of the Appraisal Institute). The use of the reports is subject to the requirements of the Appraisal Institute relating to review by its duly authorized representatives. In preparing their appraisal reports, CBRE and Duff & Phelps did not, and were not requested to, solicit third party indications of interest for the Company’s common stock in connection with possible purchases thereof or the acquisition of all or any part of the Company.
CBRE and Duff & Phelps collected all reasonably available material information that each deemed relevant in appraising the Company’s real estate properties. CBRE and Duff & Phelps relied in part on property-level information provided by the Advisor, including (i) property historical and projected operating revenues and expenses; (ii) property lease agreements; and (iii) information regarding recent or planned capital expenditures.
In conducting their investigation and analyses, CBRE and Duff & Phelps took into account customary and accepted financial and commercial procedures and considerations as they deemed relevant. Although CBRE and Duff & Phelps reviewed information supplied or otherwise made available by the Company or the Advisor for reasonableness, they assumed and relied upon the accuracy and completeness of all such information and of all information supplied or otherwise made available to them by any other party and did not independently verify any such information. With respect to operating or financial forecasts and other information and data provided to or otherwise reviewed by or discussed with CBRE and Duff & Phelps, CBRE and Duff & Phelps assumed that such forecasts and other information and data were reasonably prepared in good faith on bases reflecting the best currently available estimates and judgments of the Company’s management, board of directors and/or the Advisor. CBRE and Duffs & Phelps relied on the Company to advise them promptly if any information previously provided became inaccurate or was required to be updated during the period of their review.
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(1) CBRE is actively engaged in the business of appraising commercial real estate properties similar to those owned by the Company in connection with public securities offerings, private placements, business combinations and similar transactions. The Company engaged CBRE to deliver appraisal reports relating to 26 of the Company’s real estate properties and a leasehold interest owned by the Company and CBRE will receive fees upon the delivery of such reports. In addition, the Company has agreed to indemnify CBRE against certain liabilities arising out of this engagement. CBRE is an affiliate of CBRE Group, Inc., a parent holding company of affiliated companies that are engaged in the ordinary course of business in many areas related to commercial real estate and related services. In the two years prior to the date of this filing, CBRE and its affiliates have provided a number of commercial real estate, appraisal, valuation and financial advisory services for the Company and its affiliates and have received fees in connection with such services. CBRE and its affiliates may from time to time in the future perform other commercial real estate, appraisal, valuation and financial advisory services for the Company and its affiliates in transactions related to the properties that are the subjects of the appraisals, so long as such other services do not adversely affect the independence of the applicable CBRE appraiser as certified in the applicable appraisal report.
In the ordinary course of its business, CBRE, its affiliates, directors and officers may structure and effect transactions for their own accounts or for the accounts of their customers in commercial real estate assets of the same kind and in the same markets as the Company’s assets.
(2) Duff & Phelps is actively engaged in the business of appraising commercial real estate properties similar to those owned by the Company in connection with public securities offerings, private placements, business combinations and similar transactions. The Company engaged Duff & Phelps to deliver an appraisal report relating to one of the Company’s real estate properties and Duff & Phelps will receive fees upon the delivery of such report. In addition, the Company has agreed to indemnify Duff & Phelps against certain liabilities arising out of this engagement. In the two years prior to the date of this filing, Duff & Phelps and its affiliates have provided a number of commercial real estate, appraisal and valuation services for the Company and its affiliates and have received fees in connection with such services. Duff & Phelps and its affiliates may from time to time in the future perform other commercial real estate, appraisal and valuation services for the Company and its affiliates in transactions related to the property that is the subject of the appraisal, so long as such other services do not adversely affect the independence of the applicable Duff & Phelps appraiser as certified in the applicable appraisal reports.

In performing their analyses, CBRE and Duff & Phelps made numerous other assumptions as of various points in time with respect to industry performance, general business, economic and regulatory conditions and other matters, many of which are beyond their control and the Company’s control, as well as certain factual matters. For example, unless specifically informed to the contrary, CBRE and Duff & Phelps assumed that the Company has clear and marketable title to each real estate property appraised, that no title defects exist, that any improvements were made in accordance with law, that no hazardous materials are present or were present previously, that no deed restrictions exist, and that no changes to zoning ordinances or regulations governing use, density or shape are pending or being considered. Furthermore, CBRE’s and Duff & Phelps’ analyses, opinions and conclusions were necessarily based upon market, economic, financial and other circumstances and conditions existing as of or prior to the date of the appraisal, and any material change in such circumstances and conditions may affect CBRE’s and Duff & Phelps’ analyses and conclusions.  CBRE’s and Duff & Phelps’ appraisal reports contain other assumptions, qualifications and limitations that qualify the analyses, opinions and conclusions set forth therein.  Furthermore, the prices at which the Company’s real estate properties may actually be sold could differ from CBRE’s and Duff & Phelps’ analyses.
Although CBRE and Duff & Phelps considered any comments received from the Company or the Advisor to their appraisal reports, the final appraised values of the Company’s real estate properties were determined by CBRE and Duff & Phelps.  The appraisal reports for the Company’s real estate properties are addressed solely to the Company to assist the Advisor in calculating and recommending an updated estimated value per share of the Company’s common stock. The appraisal reports are not addressed to the public and may not be relied upon by any other person to establish an estimated value per share of the Company’s common stock and do not constitute a recommendation to any person to purchase or sell any shares of the Company’s common stock. In preparing their appraisal reports, CBRE and Duff & Phelps did not solicit third-party indications of interest for the Company’s real estate properties. While CBRE and Duff & Phelps are responsible for providing appraisals for the Company, CBRE and Duff & Phelps are not responsible for, did not calculate, and did not participate in, the determination of the estimated value per share of the Company’s common stock.
The foregoing is a summary of the standard assumptions, qualifications and limitations that generally apply to CBRE’s and Duff & Phelps’ appraisal reports. All of the CBRE and Duff & Phelps appraisal reports, including the analysis, opinions and conclusions set forth in such reports, are qualified by the assumptions, qualifications and limitations set forth in the respective appraisal reports.
Real Estate Valuation
CBRE or Duff & Phelps (in the case of one property) appraised each of the Company’s real estate properties, using various methodologies including the direct capitalization approach, discounted cash flow analyses and sales comparison approach and relied primarily on 10-year discounted cash flow analyses for the final valuations of each of the real estate properties. CBRE and Duff & Phelps calculated the discounted cash flow value of the Company’s real estate properties using property-level cash flow estimates, terminal capitalization rates and discount rates that fall within ranges they believe would be used by similar investors to value the properties the Company owns based on recent comparable market transactions adjusted for unique property and market-specific factors.
As of September 30, 2013, the Company owned 27 real estate assets (consisting of 20 office properties, one office/flex property, a portfolio of four industrial properties, an office campus consisting of eight office buildings, and one individual industrial property) and held a leasehold interest in one industrial property. The total acquisition cost of these properties was $2.815 billion, excluding acquisition fees and expenses. In addition, through September 30, 2013, the Company had invested $101.4 million in capital and tenant improvements on its real estate portfolio since inception. As of September 30, 2013, the total appraised value of the Company’s real estate properties as provided by CBRE and Duff & Phelps using the appraisal methods described above was $3.197 billion. The total appraised real estate value as of September 30, 2013 compared to the total acquisition cost of the Company’s real estate properties plus subsequent capital improvements through September 30, 2013, results in an overall increase in the real estate value of approximately 9.6%. The following summarizes the key assumptions that were used in the discounted cash flow models used to arrive at the appraised real estate property values:

	Range in Values	Weighted-Average Basis
Terminal capitalization rate	6.00% to 8.25%	6.91% (1)
Discount rate	7.00% to 9.00%	7.68% (1)
Annual net operating income growth rate (2)	(0.85)% to 5.06%	2.44%
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(1) Excluding the Company’s cost basis in the investment in the 300 N. LaSalle Building of $669.7 million, the weighted-average terminal capitalization rate was 7.12% and the weighted-average discount rate was 7.90%.
(2) The net operating income compounded annual growth rates (“CAGRs”) reflect both the contractual and market rents (in cases where the contractual lease period is less than the hold period) net of expenses over the holding period. The range of CAGRs shown is the constant annual rate at which the net operating income is projected to grow to reach the net operating income in the final year of the hold period for each of the properties.

While the Company believes that CBRE’s and Duff & Phelps’ assumptions and inputs are reasonable, a change in these assumptions and inputs would significantly impact the calculation of the appraised value of the Company’s real estate properties and thus, its estimated value per share. The table below illustrates the impact on the estimated value per share if the terminal capitalization rates or discount rates were adjusted by 25 basis points, and assuming all other factors remain unchanged, with respect to the real estate properties referenced in the table above. Additionally, the table below illustrates the impact on the estimated value per share if the terminal capitalization rates or discount rates were adjusted by 5% in accordance with the IPA guidance:

	Increase (Decrease) on the Estimated Value per Share due to
	Decrease of 25 basis points	Increase of 25 basis points	Decrease of 5%	Increase of 5%
Terminal capitalization rates	$0.37	$(0.33)	$0.52	$(0.46)
Discount rates	0.31	(0.30)	0.50	(0.48)
Finally, each 1% change in the appraised value of real estate would result in a change of $0.17 to the estimated value per share.
Real Estate Loans Receivable
The estimated values for the Company’s real estate loans receivable are equal to the GAAP fair values disclosed in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2013, but do not equal the book value of the loans in accordance with GAAP. The values of the real estate loans receivable were estimated by applying a discounted cash flow analysis over the remaining expected lives of the investments, excluding any potential transaction costs. The cash flow estimates used in the analysis during the term of the investments were based on the investments’ contractual cash flows, which the Company anticipates it will receive. The expected cash flows for the loans were discounted at rates that the Company expects a market participant would require for instruments with similar characteristics, including remaining loan term, loan-to-value ratios, type of collateral, current performance, credit enhancements and other factors.
As of September 30, 2013, the Company owned seven real estate loans receivable. The cost of the Company’s real estate loans receivable was $338.4 million, including $2.0 million of origination fees and costs and $3.1 million of principal repayments. As of September 30, 2013, the fair value of the Company’s investments in real estate loans receivable was $389.5 million and the outstanding principal balance was $384.7 million. The weighted-average discount rate applied to the cash flows from the real estate loans receivable, which have a weighted-average remaining term of 2.2 years, was approximately 6.23%. Similar to the valuation for real estate, a change in the assumptions and inputs would change the fair value of the Company’s real estate loans receivable and thus, its estimated value per share. The table below illustrates the impact on the Company’s estimated value per share if the discount rates were adjusted by 25 basis points, and assuming all other factors remain unchanged, with respect to the Company’s real estate loans receivable. Additionally, the table below illustrates the impact on the estimated value per share if the discount rates were adjusted by 5% in accordance with the IPA guidance:

	Increase (Decrease) on the Estimated Value per Share due to
	Decrease of 25 basis points	Increase of 25 basis points	Decrease of 5%	Increase of 5%
Discount rates	$—	$—	$0.01	$(0.01)
Subsequent to September 30, 2013, the Company sold one of its real estate loans receivable for $114.3 million, excluding closing costs of $1.2 million. The estimated value of this investment as of September 30, 2013 was equal to the net sales price of $113.1 million. In addition, subsequent to September 30, 2013, one of the Company’s real estate loans receivable matured and the Company received payment in full of $87.5 million. The estimated value of this real estate loan receivable was equal to its face value as of September 30, 2013.
Notes Payable
The estimated values of the Company’s notes payable are equal to the GAAP fair values disclosed in the Company’s Quarterly Report on Form 10-Q for the period ended September 30, 2013, but do not equal the book value of the loans in accordance with GAAP. The values of the Company’s notes payable were determined using a discounted cash flow analysis. The cash flows were based on the remaining loan terms, including extensions the Company expects to exercise, and on management’s estimates of current market interest rates for instruments with similar characteristics, including remaining loan term, loan-to-value ratio and type of collateral.

As of September 30, 2013, the fair value and carrying value of the Company’s notes payable were $1.589 billion and $1.583 billion, respectively. The weighted-average discount rate applied to the future estimated debt payments, which have a weighted-average remaining term of 2.6 years, was approximately 2.70%. The table below illustrates the impact on the Company’s estimated value per share if the discount rates were adjusted by 25 basis points, and assuming all other factors remain unchanged, with respect to the Company’s notes payable. Additionally, the table below illustrates the impact on the estimated value per share if the discount rates were adjusted by 5% in accordance with the IPA guidance:

	Increase (Decrease) on the Estimated Value per Share due to
	Decrease of 25 basis points	Increase of 25 basis points	Decrease of 5%	Increase of 5%
Discount rates	$(0.04)	$0.04	$(0.02)	$0.02
Other Assets and Liabilities
The carrying values of a majority of the Company’s other assets and liabilities are considered to equal their fair value due to their short maturities or liquid nature. Certain balances, such as straight-line rent receivables, lease intangible assets and liabilities, deferred financing costs, unamortized lease commissions and unamortized lease incentives, have been eliminated for the purpose of the valuation due to the fact that the value of those balances were already considered in the valuation of the respective investments. The Advisor has also excluded redeemable common stock as temporary equity does not represent a true liability to the Company and the shares that this amount represents are included in the Company’s total outstanding shares of common stock for purposes of calculating the estimated value per share of the Company’s common stock.
Different parties using different assumptions and estimates could derive a different estimated value per share, and these differences could be significant. The value of the Company’s shares will fluctuate over time in response to developments related to individual assets in the Company’s portfolio and the management of those assets and in response to the real estate and finance markets.
Limitations of Estimated Value Per Share
As mentioned above, the Company is providing this estimated value per share to assist broker dealers that participated in the Company’s initial public offering in meeting their customer account statement reporting obligations and to comply with IPA valuation guidelines. The estimated value per share set forth above will first appear on the December 31, 2013 customer account statements that will be mailed in January 2014. As with any valuation methodology, the methodologies used are based upon a number of estimates and assumptions that may not be accurate or complete. Different parties with different assumptions and estimates could derive a different estimated value per share. The estimated value per share is not audited and does not represent the fair value of the Company’s assets or liabilities according to GAAP.
Accordingly, with respect to the estimated value per share, the Company can give no assurance that:

•	a stockholder would be able to resell his or her shares at this estimated value;

•
a stockholder would ultimately realize distributions per share equal to the Company’s estimated value per share upon liquidation of the Company’s assets and settlement of its liabilities or a sale of the Company;

•	the Company’s shares of common stock would trade at the estimated value per share on a national securities exchange;

•	an independent third-party appraiser or other third-party valuation firm would agree with the Company’s estimated value per share; or

•	the methodology used to estimate the Company’s value per share would be acceptable to FINRA or for compliance with ERISA reporting requirements.
Further, the estimated value per share as of December 18, 2013 is based on the estimated value of the Company’s assets less the estimated value of the Company’s liabilities divided by the number of shares outstanding, as of September 30, 2013 with the exception of the Company’s real estate properties, which were appraised as of November 30, 2013. The value of the Company’s shares will fluctuate over time in response to developments related to individual assets in the Company’s portfolio and the management of those assets and in response to the real estate and finance markets. The estimated value per share does not reflect a discount for the fact that the Company is externally managed, nor does it reflect a real estate portfolio premium/discount versus the sum of the individual property values. The estimated value per share does not take into account estimated disposition costs and fees for real estate properties that are not held for sale, debt prepayment penalties that could apply upon the prepayment of certain of the Company’s debt obligations or the impact of restrictions on the assumption of debt. The Company currently expects to utilize the Advisor and/or an independent valuation firm to update the estimated value per share in December 2014, in accordance with the recommended IPA guidelines, but is not required to update the estimated value per share more frequently than every 18 months.

Dividend Reinvestment Plan
In accordance with its dividend reinvestment plan, at such time as the Company announces an updated estimated value per share, participants in the dividend reinvestment plan will acquire shares of common stock under the plan at a price equal to 95% of the updated estimated value per share of the Company’s common stock. The updated estimated value per share of the Company’s common stock is $10.29, and commencing on the next purchase date, which is January 2, 2014, participants will acquire shares under the dividend reinvestment plan at $9.78 per share.
Also as provided under the dividend reinvestment plan, and in addition to the standard termination procedures, a dividend reinvestment plan participant shall have no less than two business days after the date the Company publicly announces a new estimated value per share in a filing with the SEC to terminate participation. If a participant wishes to terminate participation in the dividend reinvestment plan effective as of the January 2, 2014 purchase date, participants must notify the Company in writing of such decision, and the Company must receive the notice by the close of business on December 24, 2013.
Notice of termination should be sent to:

Regular Mail KBS Real Estate Investment Trust II, Inc. c/o DST Systems, Inc. PO Box 219015 Kansas City, MO 64121-9015	Overnight Address KBS Real Estate Investment Trust II, Inc. c/o DST Systems, Inc. 430 W. 7th Street Kansas City, MO 64105
Share Redemption Program
At such time as the Company announces an updated estimated value per share, the redemption price for shares eligible for redemption will be calculated based upon the updated estimated value per share. In accordance with the Company’s share redemption program, redemptions made in connection with a stockholder’s death, “qualifying disability” or “determination of incompetence” (each as defined in the share redemption program) are made at a price per share equal to the most recent estimated value per share of the Company’s common stock as of the applicable redemption date. The price at which the Company will redeem all other shares eligible for redemption is as follows:

•	For those shares held by the redeeming stockholder for at least one year, 92.5% of the Company’s most recent estimated value per share as of the applicable redemption date;

•	For those shares held by the redeeming stockholder for at least two years, 95.0% of the Company’s most recent estimated value per share as of the applicable redemption date;

•	For those shares held by the redeeming stockholder for at least three years, 97.5% of the Company’s most recent estimated value per share as of the applicable redemption date; and

•	For those shares held by the redeeming stockholder for at least four years, 100% of the Company’s most recent estimated value per share as of the applicable redemption date.
The Company redeems shares on the last business day of each month. On December 18, 2013, the Company’s board of directors approved an estimated value per share of the Company’s common stock of $10.29 based on the estimated value of the Company’s assets less the estimated value of the Company’s liabilities, or net asset value, divided by the number of shares outstanding, as of September 30, 2013 with the exception of the Company’s real estate properties, which were appraised as of November 30, 2013. The change in the redemption price is effective for the December 2013 redemption date, which is December 31, 2013. For a stockholder’s shares to be eligible for redemption in a given month or to withdraw a redemption request, the Company must receive a written notice from the stockholder or from an authorized representative of the stockholder in good order and on a form approved by the Company at least five business days before the redemption date, or by December 23, 2013 in the case of the December 31, 2013 redemption date.
There are several limitations on the Company’s ability to redeem shares under the share redemption program. The complete share redemption program plan document is filed as an exhibit to the Company’s Current Report on Form 8-K filed with the SEC on October 17, 2013 and is available at the SEC’s website at http://www.sec.gov.

Historical Estimated Values per Share
The historical reported estimated values per share of the Company’s common stock approved by the board of directors are set forth below:

Estimated Value per Share	Effective Date of Valuation	Filing with the Securities and Exchange Commission
$10.29	December 18, 2012	Current Report on Form 8-K, filed December 19, 2012
$10.11	December 19, 2011	Current Report on Form 8-K, filed December 21, 2011
Forward-Looking Statements
 The foregoing includes forward-looking statements within the meaning of the Federal Private Securities Litigation Reform Act of 1995. The Company intends that such forward-looking statements be subject to the safe harbors created by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include statements regarding the intent, belief or current expectations of the Company and members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions. Further, forward-looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time, unless required by law. Actual results may differ materially from those contemplated by such forward-looking statements. The valuation methodology for the Company’s real estate properties assumes the properties realize the projected cash flows and expected exit cap rates and that investors would be willing to invest in such properties at yields equal to the expected discount rates. Though the valuation estimates used in calculating the estimated value per share are CBRE’s, Duff & Phelps’, or the Company’s and/or the Advisor’s best estimates as of December 18, 2013, the Company can give no assurance in this regard. These statements also depend on factors such as: future economic, competitive and market conditions; the Company’s ability to maintain occupancy levels and lease rates at its real estate properties; the borrowers under the Company’s loan investments continuing to make required payments under the loan documents; the ability of certain borrowers to maintain occupancy levels and lease rates at the properties securing the Company’s real estate-related investments; and other risks identified in Part I, Item IA of the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, as filed with the SEC. Actual events may cause the value and returns on the Company’s investments to be less than that used for purposes of the Company’s estimated value per share.
ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

(d)	Exhibits

Ex.	Description

99.1	Consent of CBRE, Inc.

99.2	Consent of Duff & Phelps, LLC

99.3	Presentation to Stockholders

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KBS REAL ESTATE INVESTMENT TRUST II, INC.

Dated: December 19, 2013	BY:	/s/ David E. Snyder
David E. Snyder
Chief Financial Officer